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                                                                    Exhibit 99.1


                                        FOR IMMEDIATE RELEASE
CONTACT:
                                        Stephen D. Axelrod, CFA
Mitchell Herman, CFO                    Andria Pilo (Media)
Asta Funding, Inc.                      Wolfe Axelrod Weinberger Assoc. LLC
(201) 567-5648                          (212) 370-4500; (212) 370-4505 (Fax)
                                        email: steve@wolfeaxelrod.com


                   ASTA FUNDING ANNOUNCES 2-FOR-1 STOCK SPLIT

ENGLEWOOD CLIFFS, NJ, February 18, 2004 -- Asta Funding, Inc., (NASDAQ: ASFI), a leading consumer receivables asset management and liquidation company, today announced that its Board of Directors has declared a 2-for-1 stock split to be paid in the form of a 100% stock dividend. The stock split will be payable March 23, 2004 to all Asta shareholders of record as of March 9, 2004.

As a result of the stock split, shareholders will receive one additional share of common stock for every one share held on the record date. Upon completion of the split, the total number of shares of common stock outstanding will increase from approximately 6,674,000 to approximately 13,348,000. In addition, the quarterly dividend, which was recently increased to $0.06 per share, will be paid at a rate of $0.03 per share to reflect the 2-for-1 stock split. The cash dividend will be paid to shareholders of record on March 31, 2004 and is payable on May 1, 2004.

Gary Stern, President and Chief Executive Officer of Asta Funding, commented, "We are pleased to announce a 2-for-1 stock split, the first in Asta's history. We believe this split rewards current shareholders for their loyalty and it adds liquidity to our shares."

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Asta Funding, Inc.

Based in Englewood Cliffs, NJ, Asta Funding, Inc., is a leading consumer receivables asset management company that specializes in the purchase, management and liquidation of performing and non-performing consumer receivables. For additional information, please visit our website at www.astafunding.com.

Except for historical information containing herein, the matters set forth in this news release are "forward looking" statements (as defined in the Private Securities Litigation Reform Act of 1995.) Although Asta Funding, Inc. believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions; there can be no assurance that its expectations will be realized. Forward -looking statements involve certain risks and uncertainties that could cause actual results to differ materially from Asta Funding, Inc.'s expectations. Factors that could contribute to such differences include those identified in Asta Funding, Inc.'s Form 10-K for the fiscal year ended September 30, 2003, and those described from time to time in Asta Funding, Inc.'s other filings with the Securities and Exchange Commission, news releases and other communications, including that Asta may not be able to purchase consumer receivable portfolios at favorable prices or on sufficiently favorable terms or at all, and may not be able to continue our new quarterly dividend program. Asta Funding, Inc.'s reports with the Securities and Exchange Commission are available free of charge through its website at www.astafunding.com.

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